AMENDED PARTICIPATION AGREEMENT


                                     Between


                                 Marc A. Bruner


                                       and


                           Dolphin Energy Corporation





                                 March 16, 2005

                                TABLE OF CONTENTS

                                                                            Page

1.     Defined Terms..........................................................1

2.     Initial Capital........................................................1

        (a)    Dolphin Deposit................................................1

        (b)    Bruner Deposit.................................................1

        (c)    Lease Acquisitions.............................................2

        (d)    Title Opinions.................................................2

        (e)    Condition......................................................2

3.     Bruner Additional Capital Contribution.................................2

4.     Dolphin Additional Capital Contribution................................2

5.     Adjustment of Ownership Interests......................................2

6.     Project Costs..........................................................3

        (a)    Share of Operating Costs.......................................3

        (b)    Release of Escrow..............................................3

7.     Operatorship...........................................................3

        (a)    Operator Designation...........................................3

        (b)    Management Fee.................................................3

        (c)    Change of Operator.............................................4

8.     Entire Agreement.......................................................4

9.     Assignment to Exxel....................................................4

10.    Amendment of Apollo Agreements.........................................4

11.    Miscellaneous..........................................................4

        (a)    Confidentiality................................................4

        (b)    Term...........................................................5

        (c)    Force Majeure..................................................5

        (d)    Relationship of the Parties....................................6

        (e)    Audit Rights...................................................6

        (f)    Press Releases.................................................6

        (g)    Construction of Agreement......................................6

        (h)    Assignability..................................................7

        (i)    Successors and Assigns.........................................7


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        (j)    Counterparts...................................................7

        (k)    Words and Gender...............................................7

        (l)    Partial Invalidity.............................................7

        (m)    Incorporation by Reference.....................................8

        (n)    Notices........................................................8

        (o)    Governing Law..................................................8

        (p)    No Third Party Beneficiaries...................................8

        (q)    No Recording...................................................8

        (r)    Necessary Documents............................................8


Exhibit A      Form of Joint Operating Agreement

Exhibit B      First Amendment to Lease Acquisition and Development Agreement
               (Bruner)

Exhibit C      First Amendment to Lease Acquisition and Development Agreement
               (Dolphin)

                         AMENDED PARTICIPATION AGREEMENT

         THIS AMENDED PARTICIPATION AGREEMENT (this "Amended Agreement") is entered into this 16th day of March, 2005, by and between Dolphin Energy Corporation, a Nevada corporation, with offices at 1331 Seventeenth Street, Suite 730, Denver, Colorado 80202 ("Dolphin"), and Marc A. Bruner ("Bruner"), c/o Patton Boggs LLP, 1660 Lincoln Street, Suite 1900, Denver, Colorado 80264. Dolphin and Bruner may be referred to herein individually as a "Party" and collectively as the "Parties."

                                    RECITALS

         A. Dolphin entered into that certain Lease Acquisition and Development Agreement, dated February 22, 2005, by and between Dolphin, as Buyer, and ATEC Energy Ventures, LLC ("ATEC") and Apollo Energy, LLC ("Apollo"), jointly as Seller (the "Dolphin/Apollo Agreement").

         B. Bruner entered into that certain Lease Acquisition and Development Agreement, dated February 23, 2005, by and between Bruner, as Buyer, and ATEC and Apollo, jointly as Seller (the "Bruner/Apollo Agreement"). The Dolphin/Apollo Agreement and the Bruner/Apollo Agreement are referred to herein collectively as the "Apollo Agreements."

         C.       Dolphin and Bruner  entered  into that  certain  Participation
                  Agreement,    dated   February   23,   2005   (the   "Original
                  Participation Agreement").

         D. The Parties desire to further define their respective rights and obligations as set forth in the Original Participation Agreement, as such rights and obligations apply to the Apollo Agreements.

                                    AGREEMENT

         NOW, THEREFORE, the Parties agree as follows:

         1. DEFINED TERMS. Except as expressly set forth herein, the terms defined in the Apollo Agreements shall have the same meanings when used herein.

         2.       INITIAL CAPITAL.

                  (a) DOLPHIN DEPOSIT. Dolphin will deposit into a mutually agreed-upon escrow account established under the Apollo Agreements (hereinafter the "Escrow Account") pursuant to the Dolphin/Apollo Agreement Seven Million Dollars ($7,000,000) by March 2, 2005.

                  (b) BRUNER DEPOSIT. If Bruner and Exxel Energy Corporation ("Exxel") enter into the "Assignment Agreement" (as defined in Section 9, below), and if Bruner, Dolphin, Apollo and ATEC enter into their respective First Amendments (attached hereto as Exhibits B and C) or amendments substantially similar thereto (collectively referred to as the "First Amendments"), prior to the First Closing, Bruner will deposit into

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


the Escrow Account pursuant to the Bruner/Apollo Agreement Five Million Dollars ($5,000,000) by the First Closing.

                  (c) LEASE ACQUISITIONS. Said deposits by Dolphin and Bruner shall be applied to acquire 4,000 Net Mineral Acres in Leases under the Apollo Agreements.

                  (d) TITLE OPINIONS. Within three (3) business days after the date of this Amended Agreement, the Parties shall consult with each other in an effort to jointly determine and identify the most likely drilling locations for the wells required under Section 5.1 of each of the Apollo Agreements. Dolphin shall obtain title opinions (the "Title Opinions") from a qualified oil and gas attorney pertaining to such locations at the earliest practicable date, and shall provide copies of all Title Opinions to Bruner as soon as Dolphin receives them.

                  (e) CONDITION. If Bruner and Exxel do not enter into the Assignment Agreement or both First Amendments prior to the First Closing, for any reason, Bruner's obligations to deposit funds into the Escrow Account shall continue to be governed by the Bruner/Apollo Agreement.

         3. BRUNER ADDITIONAL CAPITAL CONTRIBUTION. If Bruner and Exxel enter into the Assignment Agreement and the First Amendments prior to the First Closing, Bruner shall have the right but not the obligation to deposit into the Escrow Account by July 1, 2005 Two Million Dollars ($2,000,000) and by August 1, 2005 Five Million Dollars ($5,000,000), to purchase Acquired Interests under the Apollo Agreements. Further, Bruner shall have the right, but not the obligation, to deposit into escrow on or before August 1, 2005, up to a total of Twenty-Five Million Dollars ($25,000,000) (in addition to the $5 million referred to in Section 2(b), above, but including the $7 million referred to above in this
Section 3). Said $7 million and the balance of said $25 million, if any, shall be applied exclusively to increase Bruner's undivided ownership interest in the Existing Leases and/or to acquire an ownership interest in additional Leases (including Acquired Interests). If Bruner and Exxel do not enter into the Assignment Agreement prior to the First Closing, for any reason, Bruner's obligations to deposit funds into the Escrow Account shall continue to be governed by the Bruner/Apollo Agreement.

         4. DOLPHIN ADDITIONAL CAPITAL CONTRIBUTION. Dolphin shall have the right, but not the obligation, to deposit into the Escrow Account on or before December 1, 2005 up to Three Million Dollars ($3,000,000) (in addition to the $7 million referred to in Section 2(a)) to be applied exclusively to acquire an undivided ownership interest in additional Leases (including Acquired Interests).

         5. ADJUSTMENT OF OWNERSHIP INTERESTS. It is the intent of the Parties that their respective undivided ownership interests be uniform in all of the Leases acquired pursuant to the Apollo Agreements. Therefore, by way of example, if each Party contributes into the Escrow Account the maximum additional capital by the dates specified in Sections 3 and 4, above (i.e., Bruner $30 million/Dolphin $10 million), their ownership interests in all the Leases acquired pursuant to the Apollo Agreements shall be Bruner 75% and Dolphin 25%. In the event either Party desires to increase its

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

investment in Leases above $30 million, in the case of Bruner, or $10 million, in the case of Dolphin, the Parties must first mutually agree to amend this Amended Agreement with respect to the details of the resulting ownership adjustment and other material terms of such additional investment. Commencing January 1, 2006 and on each January 1 thereafter during the term of the Apollo Agreements, the Parties shall execute and file of record cross assignments to accurately reflect their ownership interests in the Leases.

         6.       PROJECT COSTS.

                  (a) SHARE OF OPERATING COSTS. The amounts deposited into escrow and actually used to acquire Leases shall be the basis for each Party's ownership interest in the Leases. Subject to Section 6(b), below, no such amounts shall be credited or used for operations. Notwithstanding the actual dates of signing and/or recording the cross assignments pursuant to Section 5, above, each Party shall be responsible for its/his respective share of the cost of operations in accordance with the terms of the Operating Agreement attached hereto as Exhibit A (the "Operating Agreement"), with such share based on each Party's respective ownership interest at the time such cost is incurred. The cost of Dolphin's preparation of Title Opinions shall be included in such cost of operation.

                  (b) RELEASE OF ESCROW. At such time as all Parties to the Apollo Agreements agree, for any reason, that no further Acquired Interests should be or can be purchased, then the funds remaining in the Escrow Account, if any, plus interest, shall be released to the Party which originally deposited such funds. In such event, the Parties shall terminate the Escrow Agreement and shall take such other actions necessary to fulfill the intent of the Parties.

         7.       OPERATORSHIP.

                  (a) OPERATOR DESIGNATION. Dolphin and Bruner (or his assignee) shall be jointly designated as Operator under the Apollo Agreements. Provided, however, for the first thirty-six (36) months of operations under the Operating Agreement, commencing on the effective date of the Operating Agreement, Bruner hereby assigns all his rights and obligations as operator, and Dolphin agrees to assume all rights and obligations as operator, under the Apollo Agreements, such that Dolphin shall be contract operator or sub-operator under the Operating Agreement.

                  (b)    MANAGEMENT  FEE.   Notwithstanding   anything   in  the
Operating Agreement to the contrary, Dolphin shall be entitled to a management fee of ten percent (10%) of its costs as Operator, which shall be applied to:

                         (i) the actual costs of drilling, completing and equipping wells for production; and

                         (ii) Article II (Direct Charges) as described in the COPAS attached to the Operating Agreement.


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

                  (c) CHANGE OF OPERATOR. At least thirty (30) days, but not more than sixty (60) days, prior to the end of such 36-month period, Bruner or Bruner's assignee shall have the right, but not the obligation, to provide written notice to Dolphin stating that Bruner (or his assignee) elects to replace Dolphin as Operator on the basis that Dolphin has not conducted operations on the Leases in a reasonable and prudent manner and in accordance with accepted industry standards. Said notice shall include the specific bases, including relevant documentation, supporting said determination. If Dolphin does not agree with such determination, the Parties shall submit the issue to binding arbitration before a three arbitrator panel (each Party selecting one arbitrator and the two arbitrators then selecting the third arbitrator). Such proceedings shall commence in Denver, Colorado, within sixty (60) days after Bruner's (or his assignee's) receipt of Dolphin's written objection to said determination, and shall be governed by the rules of the Judicial Advocacy Group, located in Denver, Colorado.

         8. ENTIRE AGREEMENT. This Amended Agreement replaces and supersedes the Original Participation Agreement in its entirety and sets forth all terms and conditions agreed to by the Parties concerning the subject matter referred to herein and shall be binding upon the Parties. This Amended Agreement is the "Definitive Agreement" referenced in Section 8 of the Original Participation Agreement.

         9. ASSIGNMENT TO EXXEL. Bruner has provided Dolphin with documents and data pertaining to Exxel Energy Corporation ("Exxel"), a British Columbia corporation, and Dolphin has conducted its own independent evaluation of Exxel, all for the purpose of Bruner's request that Dolphin consent to Bruner assigning this Amended Agreement to Exxel. Dolphin hereby consents to and approves Bruner's proposed assignment of all of his rights and obligations to Exxel under this Amended Agreement (hereinafter the "Assignment Agreement"), effective: (a) two (2) business days after final approval by the TSX Venture Exchange of the Assignment Agreement, and (b) upon written consent of said assignment from Apollo and ATEC, but in no event later than the date of the First Closing. As of the effective date of the Assignment Agreement, Dolphin agrees that Exxel assumes all of Bruner's rights under this Amended Agreement and that Bruner shall be relieved of all further obligations under this Amended Agreement.

         10. AMENDMENT OF APOLLO AGREEMENTS. Bruner and Dolphin shall each use reasonable efforts to enter into their respective First Amendments to the Apollo Agreements, attached hereto as Exhibits B and C. In the event one or both Parties do not, for any reason, enter into his or its respective First Amendment, or an amendment substantially similar thereto, then the other First Amendment shall have no force or effect, AB INITIO.

         11.      MISCELLANEOUS.

                  (a) CONFIDENTIALITY. All data and information obtained by the Parties from each other or generated by either Party as the result of this Amended Agreement, and the terms of this Amended Agreement (collectively, the "Information"), is deemed to be confidential. For a period of two years after the termination of the Apollo Agreements, except as required by law, the Parties and their officers, agents and


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representatives will maintain all information in
strict confidence, except any information which: (i) at the time of disclosure is in the public domain; (ii) after disclosure becomes part of the public domain by publication or otherwise, except by breach of this commitment; (iii) was rightfully in the Party's possession at the time of disclosure; (iv) was properly received from third parties free of any obligation of confidence; or
(v) is disclosed to a Party's consultants, investors, and/or lenders who similarly agree to protect the confidentiality of such Information and agree to use such Information only for their due diligence evaluation of the Properties.

                  (b) TERM. This Amended Agreement shall be effective when executed, and if Closing occurs, shall continue in effect until the termination of the AMI or Project Payout, whichever occurs last, unless the context of a particular provision indicates by its context that it should survive such termination. The termination of this Amended Agreement shall not relieve any Party of any expense, liability or other obligation, or any remedy therefor, which has accrued or attached prior to the date of such termination.

                  (c) FORCE MAJEURE. If, as a result of Force Majeure (as hereinafter defined) any Party is rendered unable, wholly or in part, to carry out its obligations under this Amended Agreement, other than the obligation to pay money, the obligations of the Party giving such notice, so far as and to the extent that the obligations are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused. The Party claiming Force Majeure shall notify the other Parties of the Force Majeure as soon as reasonably possible after the occurrence of the facts relied on and shall keep all Parties informed of all significant developments. Such notice shall give reasonably full particulars of the Force Majeure, and also estimate the period of time that the Party will probably require to remedy the Force Majeure. The affected Party shall use all reasonable diligence to remove or overcome the Force Majeure as quickly as possible, but shall not be obligated to settle any labor dispute except on terms acceptable to it and all such disputes shall be handled within the sole discretion of the affected Party. As used herein, the term "Force Majeure" shall mean any acts of God, strikes, lockouts, acts of the public enemy, wars, sabotage, blockages, insurrections, riots, terrorism, epidemics, landslides, lightning, earthquakes, fires, storms, hurricanes, floods, washouts, arrests and restraints of rulers and people, civil disturbances, explosions, breakage or accident to machinery or lines of pipe, or the necessity to make repairs, tests or alterations to machinery or lines of pipe, line freeze-ups, the binding order of any court or governmental authority which has been resisted in good faith by all reasonable legal means, lack of governmental permit, lack of rig availability on economic terms reasonably acceptable to Operator, or any other cause whether of the kind herein enumerated, or otherwise, and whether caused or occasioned by or happening on the account of the act or omission of one of the Parties hereto, or some person or concern not a Party hereto, which cause is not within the control of the Party claiming suspension and which, by the exercise of due diligence, such Party is unable to foresee or prevent and, in either case, overcome; provided, however, any change in the economic condition of a Party, any general change in economic conditions affecting the industry as a whole or any change in commodity prices shall not constitute an event of Force Majeure.


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

                  (d) RELATIONSHIP OF THE PARTIES. Notwithstanding anything contained herein to the contrary, each Party shall be liable for only each such Party's proportionate share of the cost, expenses, liabilities and obligations arising under this Agreement, and neither Party shall be liable, secondarily, or jointly or otherwise for any other Party's share of any such cost, expenses, liabilities and obligations. It is not the purpose or intention of this Amended Agreement to create, and this Amended Agreement shall not be construed as creating, a joint venture, mining partnership or relationship whereby any Party shall be liable for the acts, either of omission or commission, of the other Party hereto.

                  (e) AUDIT RIGHTS. The Parties shall each have the right to audit the books and records of the other with respect to all matters related to this Amended Agreement at the times and in the manner as provided in the COPAS attached to the Operating Agreement, except to the extent otherwise provided in this Section 11. The Parties will each permit representatives designated by the other, including independent accountants, agents, attorneys, and designated employees, to visit and (i) inspect and to review their respective books and records pertaining to the Leases (ii) to make copies and photocopies from such records and to write-down and record such information as such representatives may request, (iii) to have access to their respective accountants and their working papers (subject to such independent accountants' policies respecting the availability to working papers), and (iv) to reasonably investigate and verify the accuracy of information furnished to the other Party hereunder or in connection herewith, all at the expense of the Party conducting the audit provided, however, that the reasonable cost of any good faith investigation which a Party conducts under this Section 10.4 shall be borne by the other Party if such investigation reveals audit exceptions in excess of twenty-five thousand dollars ($25,000.00).

                  (f) PRESS RELEASES. The Parties shall consult each other with respect to any press release or public announcement concerning this Amended Agreement and the matters contemplated hereby. Neither Party shall issue any press release or public announcement without the prior written consent of the other Party. Provided, however, notwithstanding the above provisions of this
Section 11(f) and Section 11(a), above, a Party may issue a public announcement or statement as required by or pursuant to applicable law, or the applicable rules and regulations of any governmental body or stock exchange, after the above referenced consultation and an opportunity to comment.

                  (g) CONSTRUCTION OF AGREEMENT. In construing this Amended Agreement, the following rules shall apply:

                         (i) CAPTIONS. No consideration shall be given to the captions, which are inserted only for convenience in locating provisions of this Agreement and not as an aid in its construction.

                         (ii) CONTROL OF DRAFTING. No consideration shall be given to the fact or presumption that one Party has had a greater or lesser hand in drafting this Amended Agreement than any other Party.

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

                         (iii) DEFINED TERMS. A defined term has its defined meaning everywhere in this Amended Agreement, regardless of whether the term appears before or after the place in this Amended Agreement where the term is defined.

                         (iv) CONSTRUCTION. All documents that are collateral to and supportive of this Amended Agreement are supplemental to the terms and conditions of this Amended Agreement and the terms and conditions of this Amended Agreement shall control in the event of any conflict or question that might arise between such document (including the exhibits and schedules attached) that is collateral to or supportive of this Amended Agreement and this Amended Agreement itself.

                  (h) ASSIGNABILITY. Except as set forth in Section 9, above, this Amended Agreement is personal in nature and may not be assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Any assignment of this Amended Agreement, or any interest in the Leases shall be made specifically subject to the terms and conditions of this Amended Agreement and any assignee shall agree in writing to be bound by the terms of this Amended Agreement.

                  (i) SUCCESSORS AND ASSIGNS. This Agreement, and all the rights, titles, interests, requirements, covenants, obligations, terms and conditions set forth herein, shall be binding upon, and inure to the benefit of, the Parties hereto and their respective partners, parties of interests, beneficiaries, heirs, representatives, trustees, and permitted successors and assigns.

                  (j) COUNTERPARTS. This Amended Agreement may be executed in multiple counterparts, no one of which need be executed by all the Parties hereto. Each Party hereby authorizes the removal of the signature pages and reassembly of the same into a single document composed of one copy of the substantive portion of the Amended Agreement attached to the multiple, separately executed pages of the signatures. A copy by reproduction showing signatures, including any copies reproduced electronically by facsimile, telecopy or otherwise, will be deemed to be as valid as an executed copy or original. Following each execution and delivery by counterparts, the Parties shall thereafter execute and deliver "hard copies" of the Amended Agreement and related documents as well, but the failure or refusal to execute and deliver such "hard copies" shall not invalidate the Agreement.

                  (k) WORDS AND GENDER. Words of any gender used in this Amended Agreement or any of the documents collateral to it will be held and construed to include any other gender, and the words in the singular number will be held to include the plural and vice versa unless the context clearly requires otherwise.

                  (l) PARTIAL INVALIDITY. The invalidity or unenforceability of any particular provision of this Amended Agreement or any of the documents collateral to it will not affect the other provisions hereof or thereof, and the Amended Agreement and any of


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

the documents collateral to it will be construed in all respects as if such invalid or unenforceable provisions were omitted.

                  (m) INCORPORATION BY REFERENCE. Any and all exhibits or documents or their record referred to or described herein or attached hereto are incorporated herein by reference for all purposes as though same were set forth herein verbatim.

                  (n) NOTICES. Except as otherwise provided above, all notices required under this Amended Agreement will be given in writing and delivered in person, by United States certified mail return receipt requested, courier service, facsimile, telecopy or e-mail addressed to each of the Parties at the addresses listed below:

        Dolphin Energy Corporation       Marc A. Bruner
        1331 17th Street, Suite 730      c/o Patton Boggs LLP
        Denver, Colorado  80202          1660 Lincoln Street, Suite 1900
        Attention:   Cecil D. Gritz      Denver, Colorado  80264
        Telephone:   (303) 293-2300      Attention:   David E. Brody
        Facsimile:   (303) 293-2417      Telephone:   (303) 894-6185
                                         Facsimile:   (303) 894-9239

Any notice delivered in person, by courier service, facsimile or telecopy shall be deemed given when received by the Party to whom it is addressed. Each Party has the right to change its address by giving written notice thereof to the other Parties.

                  (o) GOVERNING LAW. The laws of the State of Colorado shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Parties, without regard to the principles of conflicts of laws, including, but not limited to, matters of performance, non-performance, breach, remedies, and procedures. The laws of the State of Colorado shall govern the validity, construction and interpretation of any conveyances executed pursuant to this Agreement. Forum and venue shall be exclusively in state or federal court in Denver, Colorado.

                  (p) NO THIRD PARTY BENEFICIARIES. This Amended Agreement is intended to benefit only the Parties hereto and their respective successors and assigns.

                  (q) NO RECORDING. Except for any assignments of the Leases or other interests in the AMI, the Parties agree not to record all or any portion of this Amended Agreement in any county or other public records

                  (r) NECESSARY DOCUMENTS. The Parties further agree to prepare, execute and deliver all such other documents that may be reasonably necessary to fully effectuate all the terms and conditions herein required.

         IN WITNESS WHEREOF, the Parties have executed this Amended Agreement as of the date first above written.


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


                                         DOLPHIN ENERGY CORPORATION


/s/ MARC A. BRUNER                       By:  /s/ MARC E. BRUNER
--------------------------------            ------------------------------------
Marc A. Bruner, Individually                Marc E. Bruner, President































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